Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of bleuacacia ltd on Amendment No. 4 to Form S-1 (File No. 333-257240) of our report dated March 2, 2021, except for Notes 2, 3, 5, 7 and 8, as to which the date is October 28, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of bleuacacia ltd as of February 12, 2021 and for the period from February 11, 2021 (inception) through February 12, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
Boston, MA
November 10, 2021